Exhibit 99.1

[ABC LOGO]

News Release

For more information contact:

Edwin W. Hortman, Jr.

President and COO

ABC BANCORP REPORTS AN 11%

INCREASE IN THIRD QUARTER EARNINGS

October 14, 2004

ABC BANCORP (Nasdaq:ABCB), Moultrie, Georgia, reported net income of $9.3 million, or $.95 per basic share, for the nine-month period ended September 30, 2004. Net income for the same period in 2003 was $8.4 million, or $.86 per basic share. The results represent an 11% increase in net income per basic share over the same period last year.

Net income for the quarters ended September 30, 2004 and September 30, 2003 was $3.1 million and $2.8 million, respectively. Net income per basic share for the quarters ended September 30, 2004 and September 30, 2003 was $.32 and $.29, respectively.

The annualized return on average assets for the nine-month periods ended September 30, 2004 and September 30, 2003 was 1.07% and .97%, respectively. The annualized return on average equity for the nine-month periods ended September 30, 2004 and September 30, 2003 was 10.70% and 10.20%, respectively.

The annualized return on average assets for the quarters ended September 30, 2004 and September 30, 2003 was 1.06% and 1.00%, respectively. The annualized return on average equity for the quarters ended September 30, 2004 and September 30, 2003 was 10.54% and 10.20% respectively.

The Company recorded loan loss provisions of $1.8 million and $3.0 million during the nine-month periods ended September 30, 2004 and September 30, 2003, respectively. The allowance for loan losses totaled $15.3 million and $15.4 million as of September 30, 2004 and September 30, 2003, respectively. The allowance for loan losses, as a percentage of total loans, was 1.75% and 1.81% as of September 30, 2004 and September 30, 2003, respectively.

Loans charged off (net of recoveries) totaled $1.5 million and $2.5 million for the nine-month periods ended September 30, 2004 and September 30, 2003, respectively. The ratio of loans charged off (net of recoveries) to average loans was .18% and .30% for the nine-month periods ended September 30, 2004 and September 30, 2003, respectively.

Non-performing assets totaled $6.7 million and $9.2 million as of September 30, 2004 and September 30, 2003, respectively. The ratio of the allowance for loan losses to non-performing assets was 227% and 167% as of September 30, 2004 and September 30, 2003, respectively. The same ratio, as previously reported, was 206% as of June 30, 2004.

Jack Hunnicutt, ABC Bancorp’s Chairman and CEO, said, “Our focus for the last two quarters has centered on asset quality. This has resulted in a non-performing loan ratio of 0.60%, which represents a 34 basis points improvement. Also, our efforts to stabilize interest rate margins were successful with a 19 basis points gain year to date 2004 over 2003.” According to Ed Hortman, ABC Bancorp’s President and COO, “The improvement in net interest margin is primarily due to the recent rate increases by the Federal Reserve. With asset quality improvement and positive interest rate trends, we expect continued improvement in the fourth quarter and into next year. While the focus on asset quality will not diminish, the Company’s focus is expected to shift toward an increase in top line growth in the coming year.”

Total assets were $1.2 billion as of both September 30, 2004 and September 30, 2003. Net loans were $855 million and $837 million as of September 30, 2004 and September 30, 2003, respectively, an increase of 2%. Total deposits were $890 million and $866 million as of September 30, 2004 and September 30, 2003, respectively, an increase of 2.8%.

At its September 2004 meeting, ABC Bancorp’s Board of Directors declared a cash dividend of $.14 per share payable on October 11, 2004 to shareholders of record as of September 30, 2004.

In a press release dated May 18, 2004, ABC Bancorp announced that it has entered into a definitive merger agreement providing for the acquisition of Citizens Bancshares, Inc. by ABC Bancorp in an all-cash transaction valued at approximately $11.7 million. As a result of the merger, Citizens Bank Wakulla, a wholly-owned subsidiary of Citizens Bancshares, Inc., will become a second tier subsidiary of ABC Bancorp. Citizens Bank Wakulla currently has total assets of approximately $57 million and total equity of approximately $4 million. Its loans, net of the reserve for loan losses, currently total approximately $23 million and its deposits total approximately $52 million.

ABC Bancorp is headquartered in Moultrie, Georgia and currently has 11 banking subsidiaries with 35 locations in southern Georgia, southern Alabama and central Florida.

ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol “ABCB”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The

Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

ABC BANCORP FINANCIAL HIGHLIGHTS (unaudited) (dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	09/30/04	09/30/03	09/30/04	09/30/03
EARNINGS SUMMARY
Net interest income	$11,296	$10,698	$33,045	$31,548
Provision for loan losses	878	1,061	1,816	3,043
Non-interest income	3,221	3,551	9,850	10,756
Non-interest expense	9,059	8,977	27,218	26,777
Income taxes	1,495	1,367	4,548	4,061
Net income	$3,085	$2,844	$9,313	$8,423

PER SHARE SUMMARY
Common shares outstanding	9,778,897	9,783,854	9,778,897	9,783,854
Weighted average shares	9,784,990	9,775,317	9,778,609	9,768,227
Income per weighted avg share - basic	$0.32	$0.29	$0.95	$0.86
Dividends declared per share	$0.14	$0.14	$0.42	$0.38

OPERATING RATIOS (annualized)
Net interest rate spread (a)	3.88%	3.75%	3.82%	3.59%
Net interest margin (a)	4.21%	4.10%	4.14%	3.95%
Return on average assets	1.06%	1.00%	1.07%	0.97%
Return on average equity	10.54%	10.20%	10.70%	10.20%
Efficiency (b)	62.40%	63.00%	63.45%	63.30%

ENDING BALANCES
Total assets	$1,184,991	$1,138,599	$1,184,991	$1,138,599
Earning assets	1,088,758	1,046,214	1,088,758	1,046,214
Intangible assets	21,925	22,782	21,925	22,782
Loans, net of reserve	855,147	837,075	855,147	837,075
Allowance for loan losses	15,271	15,433	15,271	15,433
Deposits	889,532	865,812	889,532	865,812
Stockholders’ equity	118,675	111,334	118,675	111,334
Book value per share	$12.14	$11.38	$12.14	$11.38
Tangible book value per share	$9.89	$9.05	$9.89	$9.05
Stockholders’ equity to total assets	10.01%	9.78%	10.01%	9.78%

(a)	Computed using fully taxable-equivalent net income.
(b)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
(c)	Computed by adding nonperforming loans, foreclosed real estate and repossessed collateral.

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	09/30/04	09/30/03	09/30/04	09/30/03
AVERAGE BALANCES
Total assets	$1,166,622	$1,139,446	$1,160,807	$1,161,655
Earning assets	1,081,315	1,052,192	1,072,363	1,073,738
Loans, net of reserve	849,153	839,218	836,321	824,937
Deposits	886,597	872,165	886,982	892,856
Equity	117,072	111,508	116,056	110,119

ASSET QUALITY
Nonperforming loans	$5,213	$8,002	$5,213	$8,002
Nonperforming assets (c)	6,737	9,249	6,737	9,249
Net loan charge-offs (recoveries)	813	1,866	1,508	2,478

Allowance for loan loss to loans	1.75%	1.81%	1.75%	1.81%
Net loan charge-offs(recoveries) to average loans	0.10%	0.22%	0.18%	0.30%
Nonperforming loans to gross loans	0.60%	0.94%	0.60%	0.94%
Nonperforming assets to allowance for loan loss	44.12%	59.93%	44.12%	59.93%
Allowance for loan loss to nonperforming assets	226.66%	166.86%	226.66%	166.86%
Nonperforming assets to total assets	0.57%	0.81%	0.57%	0.81%

	09/30/04	REQUIRED	EXCESS
REGULATORY CAPITAL RATIOS
Leverage	11.21%	4.00%	7.21%

Risk-based
Core Capital	14.27%	4.00%	10.27%
Total Capital	15.80%	8.00%	7.80%